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                              AMENDED AND RESTATED
                                    CHARTER
                                       OF
                           SIRROM CAPITAL CORPORATION


         The undersigned corporation hereby amends and restates its charter pursuant to T.C.A. Section 48-20-107, and states as follows:

         1.     The name of the corporation is Sirrom Capital Corporation.

         2.     The text of the amended and restated charter is as follows:

                1.      The name of the corporation is Sirrom Capital
                        Corporation.

                2.      The corporation is for profit.

                3. The street address of the corporation's principal office is:

                               500 Church Street, Suite 200
                               Nashville, Tennessee 37219
                               County of Davidson

                4.      (a)    The name of the corporation's initial
                               registered agent is Carl W. Stratton.

                        (b) The street address of the corporation's initial registered office in Tennessee is:

                               500 Church Street, Suite 200
                               Nashville, Tennessee 37219
                               County of Davidson

                5.      (a)    The name and address of the incorporator is:

                               Maria-Lisa Caldwell, Esq.
                               Caldwell & Caldwell, P.C.
                               500 Church Street, Suite 200
                               Nashville, TN 37219

                6. The number of shares of stock the corporation is authorized to issue is fifty million (50,000,000) shares of common stock, no par value.

                7. The shareholders of the corporation shall not have preemptive rights.

                 8. To the fullest extent permitted by the Tennessee Business Corporation Act as in effect on the date hereof and as hereafter amended from time to time, a director of the corporation shall not be liable to the corporation or its shareholders for monetary
                        damages for breach of fiduciary duty as a director.
                        If the Tennessee Business Corporation Act or any successor statute is amended after adoption of this provision to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Tennessee Business Corporation Act, as so amended from time to time.
                        Any repeal or modification of this Paragraph 8 by the shareholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification or with respect to events occurring prior to such time.
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                 9.     The purpose of the corporation is to provide assistance
                        to small business directly or indirectly through subsidiaries, including making loans or other investments in small and medium sized businesses, purchasing such loans and investments, providing financial advisory and/or merger and acquisition advisory services with respect to such businesses, investing in equity securities of such businesses, being licensed under applicable provisions of Tennessee law (including Chapter 5 and/or Chapter 8 of Title 45) and to engage in any other lawful business which the Board of Directors determines to be necessary or appropriate in connection or associated therewith.

         3. The amended and restated charter was duly adopted by the Board of Directors on July 12, 1996 and by the shareholders on August 14, 1996.


Dated: August 14, 1996                  SIRROM CAPITAL CORPORATION


                                        By:___________________________
                                           Maria-Lisa Caldwell, Secretary





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